Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2013, with respect to the Historical Summary included in the July 15, 2013 Current Report of American Realty Capital Trust IV, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of American Realty Capital Trust IV, Inc. on Form S-3D (File No. 333-187552).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
July 15, 2013